JETBLUE AIRWAYS REPORTS NOVEMBER TRAFFIC

New York, NY (December 12, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for November 2017. Traffic in November increased 2.8 percent from November 2016, on a capacity increase of 4.3 percent.

Load factor for November 2017 was 84.2 percent, a decrease of 1.2 points from November 2016. JetBlue’s preliminary completion factor was 99.7 percent and its on-time (1) performance was 86.5 percent. JetBlue now expects fourth quarter revenue per available seat mile (RASM) growth to range between (0.5) and 1.5 percent compared to the fourth quarter of 2016. JetBlue now estimates a negative impact from the recent hurricanes, notably Irma and Maria, of approximately 50 basis points for the fourth quarter, better than the prior estimate of one to two percentage points.
JETBLUE AIRWAYS TRAFFIC RESULTS

	November 2017	November 2016	% Change
Revenue passenger miles (000)	3,743,967	3,641,649	2.8%
Available seat miles (000)	4,447,449	4,264,682	4.3%
Load factor	84.2%	85.4%	(1.2) pts.
Revenue passengers	3,189,477	3,120,368	2.2%
Departures	28,282	27,356	3.4%
Average stage length (miles)	1,066	1,072	(0.6)%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	43,160,419	41,647,933	3.6%
Available seat miles (000)	51,075,634	48,897,959	4.5%
Load factor	84.5%	85.2%	(0.7) pts.
Revenue passengers	36,607,744	34,886,121	4.9%
Departures	323,022	307,635	5.0%
Average stage length (miles)	1,070	1,094	(2.2)%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

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